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EXHIBIT 3.6
                 AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                                       OF
                               KANAKARIS WIRELESS

To the Secretary of State
State of Nevada

         Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers of Kanakaris Wireless, which is a corporation for profit organized under the laws of the State of Nevada, do hereby certify that the following amendments have been duly approved by the Board of Directors of the Corporation at a meeting duly convened and held on the 23rd day of January, 2001:

         1. Article Second, Section 1 is hereby amended to read in its entirety as follows:

                  Section 1. AUTHORIZED SHARES. The total number of shares which the Corporation shall have the authority to issue is two hundred fifty-five million (255,000,000) shares of capital stock, of which two hundred fifty million (250,000,000) shares shall be designated common stock, par value of $.001 per share ("Common Stock"), one million (1,000,000) shares shall be designated Class A Convertible Preferred Stock, par value of $.01 per share ("Class A Preferred"), and four million (4,000,000) shares shall be designated Preferred Stock, par value of $.01 per share.

         2. Article Second, Section 2.6 is hereby amended to read in its entirety as follows:

                  2.6 VOTING RIGHTS. On any matter presented for approval of stockholders generally, each share of Class A Preferred shall have one hundred (100) non-cumulative votes, voting together with the shares of Common Stock. Without the affirmative vote of the holders of a majority of the shares of Class A Preferred then outstanding, voting as a separate class with each share of Class A Preferred having one vote, the Corporation may not (i) amend, alter or repeal any of the preferences or rights of the Class A Preferred, (ii) authorize any reclassification of the Class A Preferred, (iii) increase the authorized number of shares of Class A Preferred or (iv) create any class or series of shares ranking prior to the Class A Preferred as to dividends or upon liquidation.

         The number of shares capital stock of the Corporation outstanding and entitled to vote on an amendment to the Restated Articles of Incorporation are 49,252,793 shares of common stock and 1,000,000 shares of Class A Preferred Stock. The foregoing amendments have been consented to and approved by the required vote of stockholders. The required vote of stockholders for amendment 1 above was the affirmative vote of the holders of a majority of the voting power of the common stock and the preferred stock voting together as a single class, with each share of common stock having one vote and each share of preferred stock having twenty non-cumulative votes. The required vote of stockholders for amendment 2 above was the affirmative vote of the holders of a majority of the voting power of the common stock and the preferred stock voting together as a single class, with each share of common stock having one vote and each share of preferred stock having twenty non-cumulative votes, together with the affirmative vote of a majority of the voting power of the preferred stock voting as a separate class, with each share of preferred stock having one vote.

         IN WITNESS WHEREOF, the undersigned officers have hereunto subscribed their names as of the 30th day of March, 2001.

                                               /s/ Alex Kanakaris
                                               ------------------------------
                                               Alex F. Kanakaris, President

                                               /s/ Branch Lotspeich
                                               ------------------------------
                                               Branch Lotspeich, Secretary